Exhibit 19.1

INSIDER TRADING PREVENTION POLICY

1.0
POLICY

It is the policy of Invivyd, Inc. and its subsidiaries (“Invivyd”) to prohibit insider trading, i.e., the purchase or sale of a company’s securities by anyone who is aware of Material Non-Public Information (as defined below) about that company. Taking advantage of this privileged information is considered a breach of the individual’s fiduciary duty to Invivyd, and accordingly Invivyd adopts this Insider Trading Prevention Policy (this “Policy”) to provide guidance to Invivyd employees, officers, directors, and contractors and consultants who are advised that they are subject to this policy (“Invivyd Representatives”) regarding transactions in both Invivyd securities and the securities of publicly traded companies with whom Invivyd has a business relationship. Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of Material Non-Public Information (as defined below) about that company. These laws also prohibit anyone who is aware of Material Non-Public Information from disclosing this information to others who may trade. Companies may also be subject to liability if they fail to take reasonable steps to prevent insider trading by their personnel.

This Policy is designed to prevent insider trading by Invivyd Representatives or even the allegations of insider trading, and to assist Invivyd Representatives in complying with their obligations under federal and state securities laws. Your strict adherence to this Policy can help safeguard Invivyd’s reputation and further ensure that Invivyd conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each Invivyd Representative is responsible for the consequences of his or her actions, and for understanding and complying with this Policy. Any violation of this Policy can result in disciplinary action up to and including termination of employment or other working relationship with Invivyd.

2.0
SCOPE

This Policy applies to all Invivyd Representatives and to their “Family Members” (defined as members of their immediate families who reside with them or anyone else who lives in their household or who live elsewhere but whose transactions in Invivyd securities are directed by such Invivyd Representatives or subject to their influence and/or control (including, e.g., parents or children who consult with you before they trade in Invivyd securities)) and “Controlled Entities” (defined as any corporation, limited liability company, partnership, trust, or any venture or other investment fund, if you influence, direct or control transactions by such entity). However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has certified to Invivyd that it has established its own insider trading controls and procedures in compliance with applicable securities laws (an “Excluded Entity”). For the avoidance of doubt, an Excluded Entity is not a Controlled Entity.

This Policy generally applies to all transactions in Invivyd securities by Invivyd Representatives, their Family Members and their Controlled Entities, including transactions in common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities Invivyd may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to Invivyd’s securities, whether or not issued by Invivyd, such as exchange-traded options, except as specified herein.

3.0
DEFINITION, EXAMPLES, AND CONFIDENTIALITY OF MATERIAL NON-PUBLIC INFORMATION

“Material Non-Public Information” is any material information about Invivyd that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public. Information may still be non-public even though it is widely known within Invivyd. Information can be deemed “material” if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of Invivyd’s operations, since either of these might convey enough information about Invivyd’s results to be considered material information. Please note that trading that becomes subject to government or other scrutiny will be evaluated after the fact of the trade with the benefit of hindsight, so if you are unsure whether any particular information is Material Non-Public Information, you should first consult with the Invivyd Legal Department or alternatively resolve the question in favor of deeming the information material and therefore avoid the trade.

It is not possible to list or define all categories of material information. However, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered carefully to determine whether material. Examples of such information may include:

•
Results of nonclinical studies or clinical trials;
•
Actions of FDA or other regulatory agencies;
•
Changes in research strategies;
•
Changes in business strategies;
•
Financial results;
•
Gain or loss of a significant customer or supplier;
•
Significant product price or reimbursement changes;
•
Public or private debt or equity offerings;
•
Stock splits, dividends, and stock repurchase programs;
•
News of a pending or proposed acquisition or disposition of significant assets;
•
News of a pending or proposed merger, acquisition, tender offer or disposition;
•
Information regarding sales, revenues or earnings (including projections);

•
Financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;
•
Changes in senior management;
•
Impending bankruptcy or financial liquidity problems;
•
Significant litigation exposure due to actual or threatened litigation;
•
Developments in significant litigation or government investigations; and
•
Execution or termination of significant contracts.

Material Non-Public Information about Invivyd is confidential and is the property of Invivyd, and unauthorized disclosure or use of that information is prohibited.

4.0
INSIDER TRADING PROHIBITED

No Invivyd Representative shall engage in any transaction involving a purchase or sale of Invivyd’s securities, including any offer to purchase or offer to sell, during any period commencing on the date that he or she comes into possession of Material Non-Public Information concerning Invivyd and ending at the close of business on the first “trading day” (as defined below) following the date of public disclosure of that information, or at such time as such Material Non-Public Information is no longer material. For purposes of this Policy, the term “trading day” shall mean a day on which national stock exchanges are open for trading.

Invivyd may engage in business transactions with companies whose securities are publicly traded. Information learned in connection with these transactions or relationships may constitute Material Non-Public Information about the other company. You are prohibited from trading in the securities of these companies while aware of Material Non-Public Information about the companies and from communicating that information to any other person for such use.

5.0
PENALTIES FOR INSIDER TRADING

Any Invivyd Representative who engages in insider trading may be subject to penalties and sanctions, including:

1.
Prison for up to 20 years;
2.
A criminal fine of up to $5 million;
3.
A civil penalty of up to $1 million or, if greater, 3 times the profit gained or loss avoided;
4.
SEC civil enforcement injunctions; and
5.
Disciplinary action up to and including termination of employment or other working relationship with Invivyd for violation of this Policy.
6.0
TIPPING PROHIBITED

Tipping is the disclosing or passing on of Material Non-Public Information about Invivyd or any other publicly traded company on to others, including Family Members or friends, or otherwise making unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by the tipping, disclosure, or use. Tipping is a violation of securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you as the tipper did not trade and did not gain any benefit from another's trading.

Any Invivyd Representative who tips is called a “tipper” and the third party who receives the tip is called a “tippee.” Tippers may be liable for improper transactions by tippees to whom they have tipped Material Non-Public Information regarding Invivyd or any other publicly traded company, or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Invivyd securities or the securities of another publicly traded company. Tippers and tippees may be subject to the same penalties set forth in Section 5.0 even if the tipper or tippee did not profit from the trading.

7.0
TRADING BLACKOUT PERIODS

In an effort to ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of Material Non-Public Information, Invivyd requires that all Invivyd officers, directors and employees, others as may be identified by Invivyd’s Chief Financial Officer and/or Chief Legal Officer, and their Family Members and Controlled Entities (collectively, “Restricted Persons”), are to be subject to periodic blocks of time called “Blackout Periods” during which they must refrain from conducting transactions involving the purchase or sale of Invivyd’s securities. No Restricted Person may trade in Invivyd securities during a specified Blackout Period, regardless of whether they are then actually aware of Material Non-Public Information.

Invivyd has established quarterly Blackout Periods, which, unless otherwise communicated by the Approving Person (as defined below), will begin on the 16th day of the last month of each fiscal quarter (i.e., March 16, June 16, September 16 and December 16) and end after one full trading day has elapsed since the public dissemination of Invivyd’s financial results for such quarter, during which Restricted Persons must refrain from conducting transactions involving the purchase or sale of Invivyd’s securities. The quarterly Blackout Period may commence or terminate early or late, or may be extended upon a determination by the Chief Financial Officer and the Chief Legal Officer that such Blackout Period would be appropriate based on the facts and circumstances, including the existence of undisclosed information that would make trades by Restricted Persons inappropriate. It is important to note that the fact that the quarterly Blackout Period has commenced early or has been extended should be considered Material Non-Public Information that should not be communicated to any other person. Any exceptions to the quarterly Blackout Period must be approved by an Approving Person.

From time to time, an event (a “Special Event”) may occur that is material to Invivyd and is known by only a few directors, officers, employees and/or others as may be identified by Invivyd’s Chief Financial Officer and/or Chief Legal Officer, and their Family Members and Controlled Entities (collectively, “Designated Restricted Persons”). So long as the Special Event remains material and non-public, Designated Restricted Persons must refrain from conducting transactions involving the purchase or sale of Invivyd’s securities. In that situation, an Approving

Person will notify the Invivyd Representatives who are Designated Restricted Persons that they may not trade in Invivyd’s securities. The existence of a Special Event Blackout Period should also be considered Material Non-Public Information and should not be communicated to any other person, including any other Designated Restricted Person; provided that an Invivyd Representative is permitted to inform his or her own Family Members and Controlled Entities about the existence of a Special Event Blackout Period. Even if you have not been identified as a Designated Restricted Person who should not trade due to a Special Event Blackout Period, you should not trade while aware of Material Non-Public Information. Exceptions will not be granted during a Special Event Blackout Period.

The Blackout Periods described above and the trading pre-clearance requirement described in Section 9.0 below do not apply to the following transactions:

1.
Trades made pursuant to a trading plan that complies with Rule 10b5-1 (as defined below) and that has been adopted in accordance with the guidelines set forth in Section 10.0.
2.
The sale of shares pursuant to “eligible sell-to-cover” transactions described in Rule 10b5-1.
3.
The withholding by Invivyd of shares or the surrender of shares to Invivyd in satisfaction of any tax withholding obligations arising exclusively from the vesting of an equity-based award in a manner permitted by the applicable equity award agreement. This Policy does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities, unless covered by another exception set forth in this Policy (e.g., trades made pursuant to a trading plan that complies with Rule 10b5-1 adopted in accordance with the guidelines set forth in Section 10.0 or the sale of shares pursuant to “eligible sell-to-cover” transactions described in Rule 10b5-1).
4.
The exercise of stock options under Invivyd’s stock option plans (but not the sale of the underlying stock). This Policy does apply to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.
5.
Purchases of Invivyd stock in the Invivyd 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Invivyd stock fund, if any; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Invivyd stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Invivyd stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Invivyd stock fund.
6.
Purchases of Invivyd stock in the Invivyd Employee Stock Purchase Plan (the “ESPP”), if any, resulting from periodic contributions of money to the ESPP pursuant to the elections made at the time of enrollment in the ESPP. This Policy also does not apply to purchases of Invivyd stock resulting from lump sum contributions to the ESPP, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy also does not apply to a participant’s election to participate in or to increase or decrease his or her participation in the ESPP, so long as such election is made in accordance with the ESPP. This Policy does apply to a participant’s sales of Invivyd stock purchased pursuant to the ESPP.
8.0
GIFTS

Bona fide gifts of securities of Invivyd (including transfers of securities of Invivyd made to trusts for estate planning purposes, as well as charitable contributions) are not transactions restricted by this Policy, unless the person making the gift has reason to believe that the recipient intends to sell such securities while the person making the gift is aware of Material Non-Public Information, or unless the person making the gift is a Restricted Person and a sale of such securities by the recipient is likely to occur during a Blackout Period, provided that all gift transactions are subject to the pre-clearance requirements specified in Section 9.0 below.

9.0
TRADING PRE-CLEARANCE

All Invivyd officers, directors and employees and others as may be identified by Invivyd’s Chief Financial Officer and/or Chief Legal Officer (a “Pre-Clearance Designee”) must obtain pre-clearance by the Chief Financial Officer and/or Invivyd’s Chief Legal Officer (each an “Approving Person”) before engaging in any transaction involving Invivyd securities, including, but not limited to, purchases, sales, and gifts. Pre-Clearance Designees will be notified from time to time by the Chief Financial Officer and/or the Chief Legal Officer of the applicable pre-clearance or other procedures applicable to them. Neither Approving Person may engage in a transaction in Invivyd securities unless the other Approving Person has pre-cleared the transaction.

The Approving Persons are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this Policy. If a request for pre-clearance is approved, the Pre-Clearance Designee has two business days from the date of approval to effect the transaction (or, if sooner, before commencement of a Blackout Period). Under no circumstance may a Pre-Clearance Designee engage in any transaction involving Invivyd securities while aware of Material Non-Public Information, even if pre-cleared. Thus, if a Pre-Clearance Designee becomes aware of Material Non-Public Information after receiving pre-clearance, but before the trade has been executed, the Pre-Clearance Designee must not proceed with the pre-cleared transaction.

Pre-clearance of any particular transaction does not insulate any Pre-Clearance Designee from liability under the securities laws. The ultimate responsibility for determining whether an individual is aware of Material Non-Public Information about Invivyd rests with that individual in all cases.

Regardless of the other provisions under this Policy, including whether pre-clearance is obtained, all Invivyd officers and directors must promptly report any purchases or sales or gifts of Invivyd’s securities to the Chief Legal Officer to permit timely preparation of any necessary filings with the Securities and Exchange Commission.

10.0
RULE 10B5-1 TRADING PLANS

This section sets forth guidelines for any trading plan (a “10b5-1 trading plan”) adopted under Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), covering publicly traded stock of Invivyd. In addition to honoring these guidelines, all 10b5-1 trading plans, along with any amendments or modifications to those plans, must comply with Rule 10b5-1.

1.
Participants. Invivyd’s directors, executive officers and other employees at the vice president level and above are encouraged to consider adopting a 10b5-1 trading plan to govern all trades they make involving Invivyd’s securities.1 For purposes of these guidelines, Invivyd’s directors and executive officers are collectively referred to as “directors and officers.” The Chief Legal Officer has the power to allow additional Invivyd employees to adopt a 10b5-1 trading plan.
2.
Plan and Approval. All 10b5-1 trading plans must be submitted to the Chief Legal Officer for review and approval at least five business days prior to adoption, modification, or termination (or such shorter period of time as determined by the Chief Legal Officer in his or her sole discretion). The 10b5-1 trading plan must be in writing and signed by the participant establishing the plan. Invivyd will keep a copy of each 10b5-1 trading plan.
3.
Timing and Term of a Plan. There are limits on when a 10b5-1 trading plan can be adopted, so plan ahead. In short, there are two conditions that must exist when a participant sets up a plan: the trading window under this Policy is open and the participant does not possess Material Non-Public Information about Invivyd. Participants must enter into a plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act. All 10b5-1 trading plans adopted by directors and officers of the company must include a certification that, at the time of adoption or modification, as applicable, such individual (i) does not possess any Material Non-Public Information about Invivyd or its securities and (ii) is adopting the 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade insider trading prohibitions of Rule 10b-5 under the Exchange Act. With the exception of plans that cover only “eligible sell-to-cover” transactions described in Rule 10b5-1, no 10b5-1 trading plan may have a term longer than 24 months. However, 10b5-1 trading plans can provide for early termination in certain circumstances, such as if a participant’s employment or directorship ends, as approved by the Chief Legal Officer.
4.
Timing of a Plan Amendment or Modification. If the term of the 10b5-1 trading plan is at least 12 months (an “Eligible Plan”), such Eligible Plan may be amended or modified but only during an open trading window and when the participant does not possess Material Non-Public Information about Invivyd. The amendment or modification to such Eligible Plan must include a certification to that effect. Each Eligible Plan shall be limited to a total of one modification. The modified trading plan must have a minimum duration of

1 Investment funds affiliated with directors of Invivyd are not subject to these guidelines.

six months from the time when trades may first occur under the modified plan in accordance with these requirements. See “Cooling-Off Period and Other Requirements Upon Certain Amendments or Modifications to an Existing 10b5-1 Trading Plan” below for details regarding cooling-off periods applicable to modified trading plans.
5.
Termination. Voluntary termination of a 10b5-1 trading plan may only take place during an open trading window when the participant is not in possession of Material Non-Public Information, and with the approval of the Chief Legal Officer. If a participant terminates their 10b5-1 trading plan early, they may not trade outside of a 10b5-1 plan for a period of at least 30 days, and may not enter into a new 10b5-1 trading plan until the later of:
o
The six-month anniversary of the date the terminated 10b5-1 trading plan was adopted; and
o
The conclusion of the next quarterly Blackout Period.
6.
Delayed Effectiveness of Adoption (“Cooling-Off Period”). All 10b5-1 trading plans shall be subject to a “cooling-off period” between the date of the establishment of the 10b5-1 trading plan and the first trade effected pursuant to such plan. For directors and officers, the first trade under a 10b5-1 trading plan cannot occur until after the later of (i) 90 days following the date of establishment of such plan and (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, but, in any event, the maximum required cooling-off period is 120 days. For those who are not a director or officer, the first trade under a 10b5-1 trading plan cannot occur until after at least 30 days following the date of establishment of such plan.
7.
Cooling-Off Period and Other Requirements Upon Certain Amendments or Modifications to an Existing 10b5-1 Trading Plan. If a 10b5-1 trading plan is modified to change price, amount, or timing of the purchase or sale of the securities underlying the trading plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price or timing of the purchase or sale of the securities), such modification will be subject to all of the requirements of this Policy applicable to the adoption of a new trading plan.
8.
Relationships with Plan Broker; No Subsequent Influence. If the 10b5-1 trading plan allows a broker discretion regarding the details of trading (e.g., timing, share amounts), the participant cannot communicate with the broker regarding Invivyd or its securities, or attempt to influence how the broker exercises its discretion. In addition, any individual who executes the participant’s 10b5-1 trading plan must be a different individual from the person who executes trades for the participant in other securities.
9.
Plan Specifications; Discretion Regarding Trades. The 10b5-1 trading plan must specify the amount of stock to be purchased or sold, or specify or set an objective formula for determining the amount of stock to be purchased or sold. Transaction types such as market, limit, and VWAP orders are allowed. Each 10b5-1 trading plan should specify the timing of trading or allow for the broker to exercise its discretion regarding the timing of trading.
10.
Other Trades. Trading Invivyd’s securities outside of a participant’s 10b5-1 trading plan could, in certain circumstances, jeopardize the validity of a participant’s plan. Therefore,

except as may be approved in advance by the Chief Legal Officer, no participant entering into a 10b5-1 trading plan (other than a plan that covers only “eligible sell-to-cover” transactions described in Rule 10b5-1) may make open-market purchases or sales of Invivyd’s securities while such 10b5-1 trading plan is in effect.
11.
Only One Active Plan at Any Time. A participant may have only one 10b5-1 trading plan in effect at any time, with the exception of: (i) plans that cover only “eligible sell-to-cover” transactions related to the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock, restricted stock units or stock appreciation rights (note, options are not included in this exception), and the participant does not otherwise exercise control over the timing of the sales; (ii) substitution of a new broker to execute an existing plan with identical sales instructions; and (iii) executing a sequenced plan where trading in the later-effective plan does not commence until after all trades under the earlier-commencing plan are completed or expired without execution (however, if the earlier-commencing plan is terminated early, the first trade under the later-commencing plan must not be scheduled to occur until after the applicable cooling-off period set forth above, as measured from such termination date of the earlier-effective plan). For clarity with respect to (iii) in the preceding sentence, if the earlier-commencing plan is not terminated early, the cooling-off period for the later-commencing plan is measured from the date of adoption of such later-commencing plan.
12.
Limitation on Single-Trade Plans. Individuals subject to this Policy may only adopt one single-trade 10b5-1 trading plan during any consecutive twelve-month period (other than plans that cover only “eligible sell-to-cover” transactions described in Rule 10b5-1). A single-trade plan for these purposes means a 10b5-1 trading plan that provides for the purchase or sale of all of the securities under the plan to occur in a single transaction.
13.
No Hedging. Individuals subject to this Policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Invivyd’s securities. Likewise, before adopting a 10b5-1 trading plan, the participant may not have entered into a transaction or position that has yet to settle with respect to the securities subject to the 10b5-1 trading plan. Additionally, the participant may not enter into any such transaction while the 10b5-1 trading plan is in effect.
14.
Mandatory Suspension. Each 10b5-1 trading plan must suspend trades or terminate if legal, regulatory, or contractual restrictions are imposed on the participant, or other events occur that would prohibit sales under such a plan. For example, trading would need to be suspended or the plan terminated if this Policy were amended to preclude that particular sort of trade. Likewise, trading would need to be suspended or the plan terminated if it could create a material adverse consequence for Invivyd.
15.
Compliance with Rule 144. Each 10b5-1 trading plan must provide for specific procedures to comply with Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended, including the filing of any Form 144, if applicable. If you need additional information on Rule 144 and Form 144, please contact the Chief Legal Officer.

16.
Broker Obligation to Provide Notice of Trades. Each 10b5-1 trading plan adopted by an Invivyd director or officer must provide that the broker will promptly notify the participant and Invivyd of any trades under the plan so that the Invivyd director or officer can make timely filings under the Exchange Act.
17.
Participant Obligation to Make Exchange Act Filings. Each 10b5-1 trading plan adopted by an Invivyd director or officer must contain an explicit acknowledgement by the director or officer that all filings required by the Exchange Act, as a result of or in connection with trades under the plan, are the sole obligation of the director or officer and not Invivyd.
18.
Required Footnote Disclosure. Invivyd directors and officers must footnote trades disclosed on Form 4 and Form 144 to indicate that the trades were made pursuant to a 10b5-1 trading plan.
19.
Designated Brokers. All 10b5-1 trading plans must be established using a broker designated and approved by Invivyd.
20.
Other Requirements. All 10b5-1 trading plans must meet such other requirements as the Chief Legal Officer may determine from time to time.
11.0
OTHER PROHIBITED ACTIVITIES
1.
Short Sales of Invivyd Securities. Short sales are transactions whereby a person seeks to benefit from a decline in the price of the securities. No Invivyd Representative is permitted to engage in these transactions with respect to Invivyd securities.
2.
Trading in Derivatives of Invivyd Securities. No Invivyd Representative is permitted to trade in derivatives of an Invivyd security, such as exchange-traded put or call options and forward transactions.
3.
Hedging or Monetization Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow one to lock in much of the value of stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow one to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of Invivyd and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of Invivyd and its shareholders at the time it is conveyed. Accordingly, no Invivyd Representative may engage in hedging transactions or any other form of monetization transactions in Invivyd securities.
4.
Publicly Traded Options. A transaction in options is essentially a bet on the short-term movement of Invivyd stock and therefore creates the appearance that the Invivyd Representative is trading based on Material Non-Public Information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of Invivyd’s long-term objectives. Accordingly, Invivyd Representatives are prohibited from engaging in transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, pertaining to Invivyd securities.
5.
Margin Accounts or Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly,

securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Non-Public Information or otherwise is not permitted to trade in Invivyd securities pursuant to Blackout Period restrictions. Thus, Invivyd Representatives are prohibited from pledging Invivyd securities as collateral for a loan, and shares of Invivyd stock may not be held in a margin account.
12.0
POST-EMPLOYMENT TRANSACTIONS

This Policy continues to apply to transactions in Invivyd securities even after an Invivyd Representative resigns or otherwise separates from Invivyd; provided however that the pre-clearance procedures described in Section 9.0 above cease to apply once an Invivyd Representative has left Invivyd. If an Invivyd Representative who resigns or separates from Invivyd is in possession of Material Non-Public Information at that time, he or she may not trade in Invivyd securities until that information has become public or is no longer material. Furthermore, if an Invivyd Representative resigns or separates from Invivyd during a Blackout Period, then, unless otherwise determined by Invivyd’s Chief Financial Officer and/or Invivyd’s Chief Legal Officer, he or she must refrain from conducting transactions involving the purchase or sale of Invivyd’s securities until the applicable Blackout Period has ended.

13.0
COMMUNICATIONS WITH THE PUBLIC

Invivyd is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Non-Public Information. Invivyd will release such information in a manner that is designed to achieve broad public dissemination of that information immediately upon its release. Accordingly, only specific company spokespersons who have been authorized to engage in communications with the public may disclose information to the public regarding Invivyd, its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. Any Invivyd Representative who believes they may have inadvertently disclosed any Material Non-Public Information must immediately advise the Chief Legal Officer so that Invivyd can assess its obligations under Regulation FD and other applicable securities laws. Please review Invivyd’s Corporate Disclosure Policy for additional information.